Exhibit 99.1

Sunquest Holdings, Inc. and Subsidiaries
Consolidated Financial Statements
For the Year Ended May 31, 2012

Report of Independent Auditors
The Board of Directors and Stockholders
Sunquest Holdings, Inc. and Subsidiaries
We have audited the accompanying consolidated balance sheet of Sunquest Holdings, Inc. and subsidiaries as of May 31, 2012, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sunquest Holdings, Inc. and subsidiaries at May 31, 2012, and the consolidated results of their operations and their cash flows for the year ended May 31, 2012 in conformity with U.S. generally accepted accounting principles.
/s/Ernst & Young LLP
Raleigh, North Carolina
July 27, 2012

Sunquest Holdings, Inc. and Subsidiaries

Consolidated Balance Sheet
(Dollars in thousands, except per share amounts)

May 31, 2012

Assets
Current assets:
Cash and cash equivalents	$ 39,005
Accounts receivable, net of allowances of $2,593	62,751
Deferred tax asset	4,860
Prepaids, deposits, and other assets	3,368
Total current assets	109,984

Property and equipment, net	2,874
Goodwill	533,049
Other intangibles, net	630,924
Other assets	20,294
Total assets	$ 1,297,125

See accompanying notes.

Sunquest Holdings, Inc. and Subsidiaries

Consolidated Balance Sheet (continued)
(Dollars in thousands, except per share amounts)

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$ 14,415
Current portion of loan payable	3,850
Deferred revenue	90,991
Total current liabilities	109,256

Long-term liabilities:
Loan payable, less current portion	622,300
Other long-term liabilities	2,850
Deferred tax liability	243,257
Total long-term liabilities	868,407

Total liabilities	977,663

Stockholders' equity:
Common stock, class 1, $.001 par value; 208,310 shares authorized, issued
and outstanding; (distribution preference of $25,000)	–
Common stock, class 2, $.001 par value; 500,000 shares authorized,
199,649 shares issued and outstanding	–
Additional paid-in capital	331,346
Accumulated other comprehensive income	265
Accumulated deficit	(12,149)
Total stockholders' equity	319,462
Total liabilities and stockholders' equity	$ 1,297,125

See accompanying notes.

Sunquest Holdings, Inc. and Subsidiaries

Consolidated Statement of Operations
(Dollars in thousands)

Year Ended May 31, 2012

Revenue:
Software and user fees	$ 40,335
Hardware	8,213
Support and services	18,309
Maintenance and subscriptions	128,652
Total revenue	195,509

Cost of revenues (excluding amortization,
presented separately below)	38,104
Gross margin	157,405

Operating costs and expenses:
Research and development	15,211
Sales and marketing	12,631
General and administrative	19,598
Amortization of intangible assets	54,177
Transaction costs	3,206
Restructuring costs	883
Management fee	2,566
Total operating expenses	108,272

Income from operations	49,133

Other expense:
Interest expense, net	(53,654)
Foreign currency translation loss	(230)
(53,884)

Loss before income taxes	(4,751)
Income tax benefit	7,207
Net income	$ 2,456

See accompanying notes.

Sunquest Holdings, Inc. and Subsidiaries

Consolidated Statement of Stockholders' Equity and Comprehensive Income
(Dollars in thousands)

	Common Stock				Additional	Other
	Class 1		Class 2		Paid-In	Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Total

Balance at May 31, 2011	208,310	$ –	199,944	$ –	$ 331,040	$ 1,070	$ (14,605)	$ 317,505
Stock-based compensation expense	–	–	–	–	601	–	–	601
Shares repurchased	–	–	(295)	–	(295)	–	–	(295)
Net income	–	–	–	–	–	–	2,456	2,456
Foreign currency translation
gain (loss)	–	–	–	–	–	(805)	–	(805)
Total comprehensive income	–	–	–	–	–	–	–	1,651
Balance at May 31, 2012	208,310	$ –	199,649	$ –	$ 331,346	$ 265	$ (12,149)	$ 319,462

See accompanying notes.

Sunquest Holdings, Inc. and Subsidiaries

Consolidated Statement of Cash Flows
(Dollars in thousands)

Year Ended May 31, 2012

Operating activities
Net income	$ 2,456
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	1,446
Amortization of intangibles	54,177
Amortization of deferred financing costs	4,496
Stock based compensation expense	601
Interest rate cap, net	180
Deferred income taxes	(25,289)
Changes in operating assets and liabilities, net of effect of business combination:
Accounts receivable, net	(15,569)
Prepaids, deposits and other current assets	(303)
Accounts payable and accrued expenses	(3,476)
Deferred revenue	19,292
Net cash provided by operating activities	38,011

Investing activity
Acquisition of PowerPath	(30,092)
Purchases of property and equipment, net	(609)
Net cash used in investing activity	(30,701)

Financing activities
Shares repurchased	(295)
Payment of long-term debt	(3,850)
Net cash used in financing activities	(4,145)
Effect of exchange rate changes on cash and cash equivalents	(48)
Net increase in cash and cash equivalents	3,117
Cash and cash equivalents at beginning of period	35,888
Cash and cash equivalents at end of period	$ 39,005

Supplemental disclosures of cash flow information
Cash paid during the period for income taxes	$ 19,296
Cash paid during the period for interest, net	$ 53,654

See accompanying notes.
Sunquest Holdings, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1. Summary of Organization and Significant Accounting Policies
Organization and Description of Business
Sunquest Holdings, Inc. and its wholly-owned subsidiaries (collectively, the Company) is a leading provider of diagnostic laboratory information systems to hospitals with approximately 1,600 customers worldwide. The Company's laboratory information system automates laboratory processes by managing specimen data from requisition entry through specimen tracking to final cumulative report production, thus enabling a laboratory to operate more efficiently, provide robust patient reporting, and comply with regulatory requirements. In addition, the Company sells a variety of laboratory-related products designed to improve patient safety and hospital productivity.
The Company is headquartered in Tucson, Arizona and has operations in Norwich, UK and Bangalore, India. In addition, the Company sells internationally, with a majority of its international customers located in Canada and the United Kingdom.
Sunquest Holdings, Inc. (Predecessor) was wholly-owned by Vista Equity Partners Fund III, L.P. (Vista). At the close of business on December 15, 2010 (effective date), Sunquest Sponsor Holdings, Inc. acquired a 51% controlling interest in Sunquest Holdings, Inc. and its wholly–owned foreign subsidiaries, Sunquest Information Systems (India) Private Limited, Sunquest Information Systems (International) Limited, and Sunquest Information Systems Canada Inc., as part of a recapitalization of the Predecessor (Transaction). The Predecessor became the surviving company; as such, Sunquest Holdings, Inc. remains the legal name of the Successor.
Basis of Presentation
The accompanying consolidated financial statements include the accounts of Sunquest Holdings, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation for all periods presented.
Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting periods. Changes in the facts or circumstances underlying these estimates could result in material changes and actual results could differ from these estimates.

Cash and Cash Equivalents
Cash and cash equivalents are comprised of highly-liquid investments with original maturities of three months or less from the date of purchase and the carrying values are stated at amounts that approximate fair value, based on quoted market prices.
Fair Value
Accounting Standards Codification (ASC) 825, Financial Instruments, requires that the Company disclose the fair value of its financial instruments when it is practical to estimate them. The fair values of the Company's accounts receivable and accounts payable and accrued expenses approximate their carrying values because of their short-term nature.
At the date of each business combination, fair values were determined for specific tangible and intangible assets with the excess consideration over fair value of net assets acquired recorded as goodwill (see Note 2). The estimated fair values of derivative instruments are calculated based on market rates to settle the instruments. These values represent the estimated amounts the Company would receive or pay to terminate agreements, taking into consideration current market rates and creditworthiness.
Accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;
Level 2 – Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable through correlation with market data; and
Level 3 – Unobservable inputs that are supported by little or no market data, which require the reporting entity to develop its own assumptions.
Further, accounting guidance allows the Company to measure the fair value of its financial assets and liabilities based on one or more of the three following valuation techniques:
Market Approach – Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;
    Cost Approach – Amount that would be required to replace the service capacity of an asset (replacement cost); and
Income Approach – Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models.)
The Company generally applies fair value techniques on a non-recurring basis associated with valuing potential impairment loss related to goodwill and other long-lived assets. The fair value measurement for the goodwill impairment test considers significant unobservable inputs (Level 3), consisting of both market approaches and an income approach. The market approaches involve the use of market multiples of revenues and earnings before interest, taxes, depreciation and amortization (EBITDA) for comparable public companies or comparable company transactions, and a market capitalization method. The income approach consists of projected discounted cash flows and is developed using management's assumptions and projections of future revenue growth, profit margins, discount rates, perpetuity growth rates and capital expenditures. Assumptions used by management are similar to those that would be used by market participants performing valuations of the reporting unit.
The Company is also required to record assets and liabilities at fair value on a non-recurring basis. Generally, assets are recorded at fair value on a non-recurring basis as a result of intangible assets recorded in connection with business combinations and impairment charges or similar adjustments made to the carrying value of the applicable asset.
The Company reports transfers between valuation levels at their fair value as of the end of the month in which such changes in the fair value inputs occurs.
Accounts Receivable and Allowance for Doubtful Accounts
The Company's accounts receivable are derived from revenue earned from customers located in the United States, Canada, Europe and the Middle East. The Company sells and grants credit for its services to its customers without requiring collateral or third party guarantees. The Company monitors customers' payment history and establishes reserves based on management's estimate of bad debts and provisions for unbilled revenue. The bad debt and unbilled allowances are shown as a reduction of accounts receivable on the consolidated balance sheets. The provision for bad debts is recorded in general and administrative expense and the unbilled provision is recorded as a reduction of systems revenue on the statements of operations.
Concentration of Credit Risk
Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across different geographic locations.
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets. Leasehold improvements are depreciated over the lesser of the expected remaining lease term or estimated useful life of the asset.
Property and equipment consist of the following at May 31, 2012 (in thousands):

	Useful Life (Years)	Amount

Leasehold improvements	–	$1,132
Office furniture and fixtures	10	1,015
Computer equipment	4 to 5	1,733
Purchased software	3	1,173
		5,053
Less: Accumulated depreciation and amortization		(2,179)
Property and equipment, net		$2,874

Depreciation expense was $1.4 million for the year ended May 31, 2012.
Expenditures for repairs and maintenance are charged to expense as incurred. The costs of major renewals or betterments are capitalized and depreciated under the straight-line method over their estimated useful lives. Upon disposition, the assets and related accumulated depreciation are relieved and any related gain or loss is recognized in other income or expense, respectively.
Long-Lived Assets
The Company accounts for long-lived assets pursuant to ASC 360, Property, Plant and Equipment (ASC 360). The Company assesses any impairment in value of long-lived assets, including property and equipment, whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows on an undiscounted basis that are expected to be generated by the asset. No impairments for such long-lived assets were recorded at May 31, 2012.
Goodwill and Intangible Assets
The Company accounts for goodwill and other intangible assets in accordance with ASC 350, Intangibles — Goodwill and Other Intangible Assets (ASC 350). ASC 350 requires that goodwill and intangible assets that have indefinite lives not be amortized but, instead, must be tested at least annually for impairment or whenever events or business conditions warrant.
During the year ended May 31, 2012, the Company adopted Accounting Standards Update
(ASU) 2011-08, Intangibles — Goodwill and Other (Topic 350), which introduced an optional qualitative assessment for testing goodwill for impairment (qualitative screen) that may allow companies to skip the annual two-step test. The new guidance gives companies the option to evaluate, based on the weight of evidence, the significance of all identified events and circumstances in the context of determining whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Company reviewed economic conditions, market conditions, performance to plan and the competitive environment in order to develop a qualitative conclusion.
To the extent it is determined to be more likely than not that an impairment of goodwill has occurred, the company would proceed to a two-step test. Step 1 involved comparing the fair value of the Company's reporting unit to its carrying amount. If the fair value of the reporting unit is greater than its carrying amount, there is no impairment. If the reporting unit carrying amount is greater than the fair value then the second step must be completed to measure the amount of impairment, if any. Step 2 calculates the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in Step 1. The implied fair value of goodwill determined in this step is compared to the carrying value of goodwill. If the implied fair value of goodwill is less than the carrying value of goodwill, an impairment loss was recognized equal to the difference.
The Company determined that it operates within one reporting unit based on the current reporting structure and, accordingly, has assigned goodwill at the enterprise level. As required, the Company performed their annual test for goodwill impairment as of May 31, determining there were no impairments of recorded goodwill at May 31, 2012. This test has been conducted using the methodologies outlined above, with the qualitative test performed at May 31, 2012.
Revenue Recognition and Deferred Revenue
Revenues are derived primarily from the sale and related maintenance of diagnostic laboratory information systems. Revenue from system sales includes licensing of computer software, training, consulting and implementation services, and the sale of third-party computer software and hardware. Generally, revenue from system sales is recognized when a signed contract exists, the fee is fixed or determinable, delivery to a customer has occurred, and the collection of the resulting receivable is considered probable.
All software licenses, including third-party, are sold bundled with maintenance (also referenced herein as Post-Contract Customer Support or PCS). PCS is recognized as revenue ratably over the contracted maintenance term. Vendor-specific objective evidence (VSOE) of the fair value of PCS is based on prices from stand-alone maintenance renewal transactions.
The Company provides project-related implementation services, which may include installation, training, project management and other professional services. Because these services are deemed to be essential to the functionality of the software, the Company recognizes the software license and fees related to implementation services over the software installation period using the percentage-of-completion method pursuant to ASC 605, Revenue Recognition – Construction Type and Production Type Contracts (ASC 605.) The Company measures the percentage-of-completion based on input measures which reflect direct labor hours incurred. The implementation period for these contracts generally ranges from one month to two years depending on the products purchased.
For arrangements accounted for under ASC 605 that include product, services, and PCS, PCS is separated from the arrangement based on VSOE and recognized over the term of the PCS agreement. The remaining software and services are accounted for on a combined basis under ASC 605.
The Company also generates revenue through the sale of additional "add-on" licenses, hardware and peripherals, and professional services to existing clients outside of a project-related contract. Revenue from add-on licenses is recognized once licenses are activated and made available to the client. Revenue from sales of hardware and third-party software is generally recognized when delivered to the client, assuming title and risk of loss have transferred to the client. Revenue from professional services, such as implementation, training and consultancy, is recognized as the services are performed.
The Company records reimbursable out-of-pocket expenses as revenue and as a direct cost of revenue. These amounts totaled $0.6 million for the year ended May 31, 2012.
The Company's policy of accounting for taxes collected from customers and remitted to governmental authorities is to record on a net basis (excluded from revenues).
Research and Development
The Company expenses research and development costs, including salaries and related fringe costs, third-party contractor expenses, and other expenses. Research and development costs were $15.2 million for the year ended May 31, 2012.
Share-Based Compensation
The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of ASC 718, Compensation – Stock Compensation (ASC 718), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on the estimated fair values of the awards using an option pricing model, where applicable. For awards with service or performance conditions and graded-vesting, stock-based compensation expense is recognized on a straight-line basis over the requisite service period for the entire award. Stock-based compensation expense recognized for awards is based on the grant date fair value estimated using the Black-Scholes option pricing model in accordance with ASC 718.
Income Taxes
The Company accounts for income taxes under ASC 740, Income Taxes. Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained upon examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. The Company's normal policy for treatment of penalties and interest is to record such costs as tax expense in the year recognized as a liability.
Foreign Currency Translation
In general, the functional currency of each foreign operation is the local currency. Assets and liabilities recorded in foreign currencies are translated using the exchange rate at the balance sheet date; revenues and expenses are translated at average exchange rates during the period. The effects of foreign currency translation are included in shareholders' equity in the accompanying consolidated balance sheets in accordance with ASC 220, Comprehensive Income (ASC 220). Transactional gains and losses from foreign currency translation are a component of other expense in the accompanying consolidated statements of operations.
Benefit Plans
The Company provides a retirement plan qualified under section 401(k) of the Internal Revenue Code of 1986, as amended. Participants may elect to contribute a portion of their annual compensation, on a pre‑tax basis, to the plan, after complying with certain limitations set by the IRC, at the start of their employment. All employees who have completed three months of service or have completed 1,000 hours of service are eligible for the company match. The first 1% of each employee's contributions is matched 100% by the Company. Up to the next 5% of each employee's contributions is matched at 60% of the employee's contribution by the Company. Total matching contributions to the plan were $1.0 million for the year ended May 31, 2012.
The Company provides comprehensive health benefits for eligible employees under a qualified plan (Plan). Employees are responsible for a portion of the cost of their elected coverage and typically make payments to the Plan through payroll deductions. The Company has established a reserve that is intended to recognize the Company's estimated obligations with respect to its payment of claims and claims incurred but not yet reported under the Plan. The Company has recorded reserves of $0.5 million at May 31, 2012. Management believes that the recorded liability for its contribution to the Plan to cover medical self-insurance is adequate to cover the losses or claims incurred, but these reserves are based on estimates, and the amount ultimately paid may be more or less than such estimates. These estimates are based on historical information along with certain assumptions about future events, including increases in projected medical costs. The Company recorded expenses related to the Plan of $2.1 million for the year ended May 31, 2012.
Subsequent Events
Subsequent events have been evaluated through July 27, 2012, the date the company's financial statements were available to be issued.
New Accounting Pronouncements
In June 2011, the FASB amended the manner in which an entity presents the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single, continuous statement of comprehensive income or in two separate but consecutive statements. The amendment eliminates the option to present the components of other comprehensive income as part of the statement of equity. The amendment is effective for fiscal years and interim periods beginning on or after December 15, 2011, on a retrospective basis. The adoption of this guidance will not have a material impact on the Company's consolidated financial statements.
In May 2011, the FASB issued updated fair value measurement and disclosure guidance that clarifies how to measure fair value and requires additional disclosures regarding Level 3 fair value measurements, as well as any transfers between Level 1 and Level 2 fair value measurements. The guidance is effective for fiscal years and interim periods beginning on or after December 15, 2011, on a prospective basis. The Company is currently evaluating the impact of adopting the guidance, and it does not expect the adoption to have a material impact on its consolidated financial statements.
2. Business Combination
PowerPath Acquisition
At the close of business on September 30, 2011, the Company acquired the assets and certain liabilities of the PowerPath business from a third-party to expand its market share in the anatomic pathology information systems market. The total consideration for the acquisition was $30.1 million, which was comprised entirely of cash paid. In addition, the Company incurred $3.2 million of related acquisition costs, which were expensed in accordance with ASC 805. The Company funded the acquisition and related costs from cash on hand.
Under the acquisition method of accounting, the purchase price was allocated to the acquired net tangible and intangible assets based on their estimated fair market value as of the date of the completion of the acquisition.

A summary of the preliminary purchase price allocation is as follows (in thousands):
	Useful Life (Years)	Amount

Other assets		$1,500
Deferred tax asset		1,111
Developed technology	7.5	4,800
Trademarks	16	820
Customer relationships	16	21,180
Non-compete agreements	2	80
Goodwill		6,158
Deferred revenue		(5,250)
Liabilities assumed		(307)
Net assets		$30,092

3. Accounts Receivable
Accounts receivable consist of the following at May 31, 2012 (in thousands):
Accounts receivable	$62,054
Unbilled receivables	3,290
Total receivables	65,344
Allowance for doubtful accounts	(2,593)
Accounts receivable, net	$62,751

The timing of revenue recognition and contractual billing terms under certain multiple-element arrangements does not precisely coincide, resulting in the recording of unbilled accounts receivable or deferred revenue. Client payments are due under these arrangements in varying amounts primarily upon the achievement of certain contractual milestones throughout the implementation periods, which generally range from one month to two years.
4. Goodwill and Other Intangibles
Intangible assets consisted of the following at May 31, 2012 (in thousands):
	Gross Carrying Amount	Less: Accumulated Amortization	Net

Developed technology	$131,600	$25,105	$106,495
Trademarks	58,620	5,295	53,325
Customer relationships	516,380	46,060	470,320
Noncompete agreements	2,780	1,996	784
Total acquired intangible assets	$709,380	$78,456	$630,924

Goodwill	$533,049	$–	$533,049

Trademarks, customer relationships, developed technology and non-compete agreements are being amortized using the straight-line method over their useful lives of 16 years, 16 years, 7.5 years and 2 years, respectively. Amortization expense was $54.2 million for the year ended May 31, 2012.

Estimated future annual amortization expense is as follows (in thousands):
Year ending May 31,
2013	$54,485
2014	53,529
2015	53,465
2016	53,465
2017	53,465

Goodwill activity for the year ended May 31, 2012 was as follows (in thousands):
Balance at May 31, 2011	$527,650
Addition related to PowerPath acquisition	6,158
Adjustments for foreign currency	(759)
Balance at May 31, 2012	$533,049

5. Lease Obligations
The Company conducts much of its operations in leased facilities and is obligated to pay monthly rents under leases with expiration dates through 2017. Certain leases provide for escalation of the annual rent based upon increases in the lessor's operating costs and fixed rental increases. Rent expense is recorded on a straight-line basis over the term of the leases.
Total rent expense incurred was $3.7 million for the year ended May 31, 2012.
Future minimum lease payments for noncancelable operating leases with remaining terms in excess of one year are as follows (in thousands):
Year Ending May 31,
2013	$2,833
2014	2,785
2015	2,837
2016	2,784
2017	1,492
$12,731

6. Long-Term Debt
Term Loans
On December 16, 2010, the Company entered into a six-year first lien term loan of $385 million and a six and a half year second lien term loan of $245 million with new lenders. The Company initiated the term loans as part of the Transaction described above. The first lien term loan bears an interest rate of LIBOR plus 4.5%, with a minimum interest rate of 6.25%. The interest rate on the first lien term loan was 6.25% at May 31, 2012. Beginning August 31, 2011, principal payments of $962,500 are due quarterly. The second lien term loan bears an interest rate of LIBOR plus 8.5%, with a minimum interest rate of 9.75%. The interest rate on the second lien term loan was 9.75% at May 31, 2012. No principal payments are due on the second lien loan until maturity. The carrying amount of the loan at May 31, 2012, represents the outstanding principal. Both the first lien and the second lien term loans are secured by the assets of the Company.
Maturities of the Company's loan payable, including long-term and current obligations, are as follows (in thousands):
2013	$3,850
2014	3,850
2015	3,850
2016	3,850
2017 and thereafter	610,750
626,150
Less: current portion	(3,850)
Loan payable, less current portion	$622,300

Credit Facility
In connection with the first lien loan, effective on December 16, 2010, the Company entered into a revolving credit facility (Credit Facility) with the lenders. The Credit Facility provides for a revolving line of credit in the aggregate amount of $25.0 million, subject to continued covenant compliance, which expires December 15, 2015. The Company may borrow under the Credit Facility with loans at an interest rate of LIBOR plus 4.5%. In addition, the Company is required to pay a quarterly commitment fee of 0.5% based on the unused amount of the Credit Facility. The Company has not borrowed under the Credit Facility since entering into the facility agreement, and as of May 31, 2012, there were no amounts outstanding under the Credit Facility.
Deferred Financing Costs
In connection with the first and second lien term loans entered into in conjunction with the Transaction, the Company incurred and paid costs associated with obtaining the financing for the Transaction, which totaled $26.8 million. These costs have been recorded in other long-term assets and are being amortized to interest expense under the effective interest method for the first term lien and under the straight-line method for the second term lien over the term of the loans.
The Company recorded interest expense associated with these deferred financing costs of $4.5 million for the year ended May 31, 2012.
Debt Covenants
The Credit Facility contains customary default provisions, and the Company must comply with various financial and non-financial covenants. The financial covenants consist of a minimum interest coverage ratio and a maximum total leverage ratio. The primary non-financial covenants limit the Company's ability to pay dividends, conduct certain mergers or acquisitions in excess of a certain aggregate limit, make certain investments and loans, incur future indebtedness or liens in excess of certain limits, alter the Company's capital structure or sell stock or assets, subject to certain limits. The Company was in compliance with all of its financial and non-financial covenants as of May 31, 2012.
Interest Expense
Interest expense relating to the Company's outstanding principal was $49.2 million for the year ended May 31, 2012.
The Company is exposed to the impact of interest rate changes as a result of its variable rate long-term debt. On February 15, 2011, the Company entered into an interest rate cap to hedge the interest rate on $252.0 million of the new term loans. This agreement effectively changed the Company's interest rate exposure on $252.0 million of the total notional amount of its outstanding long-term debt from a variable interest rate to a fixed rate of 4% plus the markup noted above. The interest rate cap is recorded at its unamortized premium, which approximates fair value. The interest rate cap agreement required the Company to pay $0.4 million in advance, and requires the other party to pay the Company on a quarterly basis the amount above a fixed rate of 4% on the $252.0 million. No amounts have been paid by the other party on this interest rate cap agreement.
The interest rate cap was not designated for hedge accounting treatment under ASC 825, Financial Instruments (ASC 825), and its related interpretations. Accordingly, the cost of the cap is included in other long-term assets and is expensed over the life of the agreement on a straight‑line basis and recorded as interest expense. The Company recorded interest expense of $0.2 million for the year ended May 31, 2012.
7. Common Stock
Stockholders' Equity
At May 31, 2012, the Company had authorized 208,310 shares of ($0.001 par) Class 1 common stock and 500,000 shares of ($0.001 par) Class 2 common stock, of which 208,310 Class 1 shares and 199,649 Class 2 shares are issued and outstanding.
All holders of Class 1 and Class 2 common stock are entitled to one vote per share on all matters to be voted on by the Company stockholders.
Class 1 stockholders have a distribution preference, which includes both liquidation and dividend distributions, whereby stockholders are entitled to receive their unreturned original cost plus an 8% compound return prior to distributions to the Class 2 common stockholders. The Company has not declared any dividends, and the cumulative distribution preference for Class 1 stockholders was $25.0 million at May 31, 2012. Alternatively, Class 1 stockholders can exchange their Class 1 shares for Class 2 shares on a one-to-one share basis.
8. Stock Options
Effective December 16, 2010, the Board of Directors adopted the Sunquest Holdings, Inc. 2011 Stock Option Plan (SHI Stock Plan), which provided for the granting of options of Class 2 common stock to present and future employees, directors, officers, consultants or advisors of the Company. The SHI Stock Plan provided for the grant of stock option awards with terms at the discretion of the Compensation Committee of the Company's Board of Directors. There are 17,019 shares authorized for grant under the SHI Stock Plan. At May 31, 2012, there were 1,886 shares available for grant under the SHI Stock Plan. The Company expects to issue new shares of common stock for all stock options exercised.
All stock options were granted with an exercise price equal to or above the market price of the Company's Class 2 common stock at the date of grant. Subject to certain exceptions defined in the SHI Stock Plan related to an employee's termination, options generally expire on the tenth anniversary of the applicable grant date. Certain vesting modifications occur based on a change of control (as defined in the SHI Stock Plan).
There were two types of stock options granted with differing vesting requirements. Return Target Options are subject to a contingent performance condition based on the Company's achievement of certain investor rate of return targets. Service Options generally vest based on continuing service over four years from the date of grant at a quarterly rate of 6.25%.
Under the provisions of ASC 718, as a result of the contingent performance vesting conditions, no compensation expense will be recognized on the Return Target Options until the performance condition is deemed probable.
Total compensation expense recognized for the Service Options granted under the SHI Stock Plan was $0.6 million for the year ended May 31, 2012. The fair values of the option grants are estimated at the grant date using the Black-Scholes option-pricing model, applying the following weighted average assumptions and amortizing that value to expense over the option's vesting period using the ratable approach for fiscal year 2012:
Expected dividend yield	0.00%
Risk-free interest rate	3.61%
Expected volatility	43.00%
Expected life	5 years

Expected volatility was estimated based on the average historical volatilities of comparable public companies measured over a period equal to the expected option term. The risk-free interest rate is the rate available as of the option date on zero-coupon U.S. government issues with a remaining term equal to the expected life of the option. The expected term of the Service Options is based on the simplified method outlined in the guidance in Securities and Exchange Commission Staff Accounting Bulletin No. 107. Forfeitures were estimated at the time of grant and are revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Excluding the Return Target Options, all other option grants outstanding at May 31, 2012, are expected to vest.
A summary of the share option activity under the SHI Stock Plan for the year ended May 31, 2012, is as follows:
	Options Available for Grant	Number of Options Outstanding	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (in years)

Balance at May 31, 2011	2,169	14,850	$ 1,000	9.8
Granted	(1,000)	1,000	–	–
Exercised	–	–	–	–
Canceled	717	(717)	–	–
Balance at May 31, 2012	1,886	15,133	$ 1,000	8.8
Exercisable at May 31, 2012		1,909	$ 1,000

At May 31, 2012, 1,909 options issued under the SHI Stock Plan were vested and are exercisable, with a total fair value of $0.8 million. The weighted-average grant-date fair value of each of the share options granted was $418 for the year ended May 31, 2012. As of May 31, 2012, $1.4 million of unrecognized compensation expense related to SHI stock options is expected to be recognized over a weighted-average period of 2.5 years.

9. Common Stock Reserved for Future Issuance
The Company has reserved shares of Class 2 common stock for future issuance as follows at May 31, 2012:
Outstanding stock options	15,133
Possible future issuance under stock option plan	1,886
17,019

10. Income Taxes
The Company's benefit for income taxes consists of the following for the year ended May 31, 2012 (in thousands):
Current provision:
Federal	$14,351
State	2,660
Foreign	1,071
18,082
Deferred benefit:
Federal	(21,495)
State	(3,634)
Foreign	(160)
(25,289)
Total benefit	$(7,207)

The provision for income taxes differs from the amount computed by applying the statutory federal tax rate to income before income taxes. The sources and tax effects of the differences in the total income tax benefit from continuing operations are as follows for the year ended May 31, 2012 (amounts in thousands):
Computed expected tax provision	$(1,663)
Tax benefit related to production activities	(4,012)
Increase in deferred tax rate	(407)
State taxes, net of the federal benefit	(568)
Foreign income taxed at lower than the federal rate	(647)
Permanent items	90
$(7,207)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at May 31, 2012 (in thousands):
Deferred tax asset:
Accrued liabilities	$3,685
Reserve for uncollectible amounts	500
Other	675
Total deferred tax asset	4,860

Deferred tax liability:
Property and equipment	(510)
Intangible amortization	(242,747)
Total deferred tax liability	(243,257)

Net deferred tax liability	$(238,397)

Deferred tax asset – current	$4,860
Deferred tax liability – noncurrent	(243,257)
Net deferred tax liability	$(238,397)

At June 1, 2009, the Company adopted the provisions of ASC 740 (formerly FIN 48) as they pertain to uncertain tax positions on June 1, 2009. The Company has evaluated its foreign and domestic operations for tax positions taken that may be uncertain as to ability to use or as to benefit value. The evaluation covered all years for which the Company is subject to examination, spanning tax years 2008 through 2012.
Expenses, including interest and penalties, related to uncertain tax positions are recorded as a component of income tax expense.
11. Commitments and Contingencies
Under the terms of the acquisition agreement between Misys PLC (Misys) and Sunquest Holdings, Inc., in October 2007, the Company entered into a software reseller agreement for the resale of certain software products. In order to secure a revenue stream in the near term similar to its historic revenue streams for these products, Misys required the Company to guarantee minimum sales levels of its other affiliates' software products. Failure to meet the minimum sales levels results in a penalty equal to 15% of the short fall from the contracted minimum targets, payable 28 and 40 months from the contract date. It was determined that it was more likely than not that the Company would not realize any revenue from this agreement. As such, the Company recorded a long-term liability for the present value of the anticipated penalty of $2.3 million.
The Company is self-insured for medical liabilities up to certain limits. The Company has stop-loss policies in place above its self-insured limits. The provision for estimated medical claims include estimates of the ultimate costs for reported claims and claims incurred but not reported. The accrual for claims incurred but not reported is recorded within accounts payable and accrued expenses on the balance sheet.
The Company is subject to legal proceedings that have arisen in the ordinary course of business. The Company records an accrual for a contingency when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company does not believe the amount of potential liability with respect to these actions will have a material adverse effect upon the Company's financial position, results of operations, or cash flows.
12. Related Parties
In connection with the PowerPath acquisition, the Company paid $0.6 million for advisory services to its lead investors. In addition, the Company recognized expenses for management services provided by the Company's lead investors of $2.6 million for the year ended May 31, 2012.
13. Subsequent Events (Unaudited)
In August 2012, the Company was acquired by Roper Industries, Inc. for $1,415.0 million of cash consideration.